Exhibit 10.6
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 1, 2016 (the “Effective Date”), among Reis, Inc., a Maryland corporation (“Reis”), Reis Services, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Reis (“LLC”, and together with Reis, the “Employers”), and Mark P. Cantaluppi (“Employee”).

Recitals

WHEREAS, Employee is currently employed by the Employers under an Employment Agreement dated as of July 1, 2013 (the “Prior Agreement”); and

WHEREAS, the Employers desire to employ Employee as Chief Financial Officer of Reis and as Chief Financial Officer of LLC, and Employee desires to be employed by the Employers in such capacities effective as of the Effective Date pursuant to the terms and conditions set forth below.

NOW, THEREFORE, Employee and Employers, in consideration of the mutual agreements, covenants and conditions contained herein, and for other good and valuable consideration, hereby agree as follows:

1. Basic Employment Provisions.

(a) Employment Period.  Subject to the terms and conditions of this Agreement, (i) the Employers hereby employ Employee, and (ii) Employee agrees to be employed by the Employers, in each case for a period of three years from the Effective Date (the “Employment Period”).  The Prior Agreement shall remain in full force and effect through the Effective Date.

(b) Duties.  During the Employment Period, Employee shall serve as the Chief Financial Officer of Reis and as the Chief Financial Officer of LLC.  Employee shall report directly to the Chief Executive Officer and/or President of Reis and Employee’s principal place of employment shall be 530 Fifth Avenue, New York, NY (the “Principal Location”).  Subject to the direction of and reporting to the Chief Executive Officer and/or President of Reis, Employee shall perform all services, acts or things advisable to manage and conduct the financial operations of Reis and LLC, and such other areas consistent with his title as the Chief Executive Officer and/or President of Reis may request. Such services, acts and other things shall include, without limitation, (a) the financial management of Reis, LLC and their affiliated entities as assigned to Employee from time to time, and (b) conducting such other activities that are necessary or appropriate to assist Reis in conducting its business as it relates to the foregoing, it being understood that Employee shall not be required to perform any services, acts or things not in accordance with applicable law or ethical standards or in the best interests of the shareholders of either Employer. During the Employment Period, Employee agrees to perform his duties hereunder faithfully and to the best of his ability and to devote his full professional working time, attention and energies to the transaction of the Employers’ business, in each case subject to the terms hereof.  During the Employment Period, Employee shall not be employed or otherwise engaged in any other business or enterprise without the written consent of the Employers.  Notwithstanding any other term hereof, but subject to the terms and provisions of Sections 8, 9 and 10, nothing contained herein shall preclude Employee from (i) engaging in charitable activities and community affairs, (ii) managing his personal and family investments and affairs or (iii) serving on the boards of a reasonable number of other trade associations and/or civic or charitable organizations and businesses which do not compete with the business of the Employers (it being understood that a reasonable number would be one public company board and one private company board), in each case as long as such activities do not materially interfere with the discharge of his duties and responsibilities under this Section 1(b).

(c) Compliance with Employers’ Policies. During the Employment Period, Employee shall be governed by and be subject to, and Employee hereby agrees to comply with, all Employers’ policies applicable to employees generally or to employees at Employee’s grade level, including without limitation, the Employers’ Codes of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Employers’ sole discretion (collectively, the “Policies”).

2. Compensation.

(a) Salary.  As compensation for the services to be rendered by Employee hereunder, the Employers are jointly and severally obligated to pay to Employee for each year of the Employment Period, commencing on the Effective Date, a gross annual base salary of not less than $335,000 per year (as in effect from time to time after any increase (but not decrease), the “Gross Annual Base Salary”), payable in accordance with the payroll practices of the Employers in effect from time to time (but in all events no less frequently than semi-monthly).  Employee shall be entitled to such increases (but not decreases) in Gross Annual Base Salary, if any, as may be determined from time to time by the Compensation Committee of the Board of Directors (the “Board”) of Reis (the “Compensation Committee”).  The Compensation Committee shall consider such increases in Gross Annual Base Salary at least annually, and shall take into account market data, the consumer price index, and any other factors it deems relevant.

(b) Bonus.

(i) With respect to the fiscal year that includes the Effective Date and each other fiscal year that begins during the Employment Period, Employee shall be eligible to receive in addition to his Gross Annual Base Salary an annual cash bonus award (or a pro rated portion thereof in the event that the applicable fiscal year ends following the Employment Period) (the “Annual Bonus”), with a target bonus opportunity of not less than sixty percent (60%) of the Gross Annual Base Salary for the applicable fiscal year, based upon the achievement of target performance goals established by the Compensation Committee (as in effect from time to time after any increase (but not decrease), the “Target Bonus”) in its sole discretion, in accordance with the Employers’ annual incentive plan as in effect from time to time.   The “Maximum Bonus” for achievement of all applicable performance goal(s) at maximum performance level shall be at least one hundred seventy-five percent (175%) of the Target Bonus and the minimum Annual Bonus opportunity for failing to achieve threshold performance under the applicable performance goal(s) shall be $0.

(ii) The Annual Bonus will be paid in cash to Employee not later than the date annual bonuses are generally paid to senior executives of the Employers, but in all events not later than the 15th day of the third month following the end of Employee’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service (“Section 409A”)). In addition, if this Agreement expires according to its terms (other than as set forth in Section 3), the Annual Bonus payable to Employee for the pro rated year of such expiration shall be a lump sum payment equal to the pro rata portion of the Target Bonus (as in effect on the date of expiration) that Employee would have been eligible to receive pursuant to this Section 2(b) for the fiscal year in which the expiration occurs, based upon the percentage of the fiscal year that shall have elapsed through the date of expiration.  Such lump sum payment shall be payable within 35 days of such expiration.

(c) Benefits.  During the Employment Period, the Employers shall provide Employee (and Employee’s spouse and eligible dependents) with the benefits to which senior executives of the Employers are or become entitled under the terms of any benefit plans or programs instituted by the Employers, as in effect from time to time (it being understood that Reis or LLC may amend or terminate such benefit plans or programs in accordance with such plans or programs at any time during the Employment Period).  For purposes of determining Employee’s eligibility for participation in employee benefit plans and for other fringe benefits, Employee shall be deemed to be a full time employee of whichever of the Employers provides more favorable benefits, in the aggregate, to its senior executives.  Employee shall be entitled to (i) any paid time off in accordance with the relevant Paid Time Off Policy of the Employers in effect from time to time, to be taken at the mutual convenience of Employee and the Employers, (ii) paid holidays and floater holidays in accordance with the regular policies and procedures of the Employers and (iii) additional time off in the discretion of the Chief Executive Officer and/or President of Reis.  In addition, notwithstanding anything contained in this Agreement to the contrary, as soon as reasonably practicable following the Effective Date, the Employers shall (i) ensure that the term life insurance policy secured on behalf of the Employee pursuant to Section 2(c) of the Prior Agreement shall remain in full force and effect at all times during the Employment Period; and (ii) pay for, or reimburse the Employee for, the cost of $25,000 of supplemental life insurance pursuant to the Employers’ group life insurance policy, such insurance to be in effect at all times during the Employment Period (if for any reason, other than as a result of Employee’s actions or inaction, the required policies have not been obtained, are not able to be obtained or are not otherwise in full force and effect at the time of Employee’s death during the Employment Period, the Employers will, within five business days of the Employee’s death, pay the difference between $157,500 and any applicable death benefit(s) to Employee’s estate or beneficiary(ies)).

(d) Equity Awards.

(i) Annual Long-Term Incentive Awards.  During the Employment Period, Employee shall be entitled to receive annual equity and/or long-term incentive awards at the time such awards are generally made by the Employers to senior executives of the Employers. All grants of equity and/or long-term incentive awards made to Employee will be at the sole discretion of Reis and LLC.

(ii) Acceleration.  Upon a Change of Control (as defined herein or in the applicable stock incentive compensation plan), all Employee’s outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable for the full remaining term of the option, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Employee shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards held by Employee shall lapse and be disregarded.

(iii) Other Incentive Compensation.  Employee shall be eligible to participate in any other incentive compensation methods or programs established by the Employers and offered to senior executives of Reis or LLC.

3. Termination.  Employee’s employment may be terminated prior to the expiration of the Employment Period under the following conditions, in each case subject to the terms of Section 4.  In the event any party or parties (in the case of the Employers) elect to terminate the Employment Period, such party or parties shall deliver written notice thereof (other than a termination pursuant to Section 3(a)) in accordance with the terms of this Section 3, which written notice shall set forth the provision of this Section 3 under which such termination is effective.  A notice of termination hereunder may not be retracted or withdrawn by the party or parties delivering the same, without the consent of the other party or parties hereto.

(a) Death.  The Employment Period shall terminate automatically, without notice, effective upon the death of Employee.

(b) Disability.  The Employers may terminate the Employment Period at any time effective upon not less than 10 days prior written notice to Employee after Employee has been unable to perform the essential duties of his positions because of a “Disability.”  “Disability” shall mean that, as determined by a consensus of two doctors as mutually chosen by the Employers, on the one hand, and Employee, on the other hand (with any expenses incurred for the cost of office visits, testing and travel expenses which is not covered by the Employers’ health plan being reimbursed to Employee by the Employers), Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c) Cause.  The Employers may terminate the Employment Period at any time for Cause, effective upon delivery of prior written notice to Employee.  For the purposes of this Agreement, “Cause” shall mean Employee’s (i) breach of Section 9, (ii) material breach of any other term or provision of this Agreement which is not cured by Employee within 20 days of written notice thereof from either of the Employers (which notice shall specify that such notice is being delivered for purposes of this Section 3(c)(ii)), (iii) fraud or dishonesty in the course of Employee’s employment, (iv) for reasons other than Disability, continued gross neglect of the duties to be performed by Employee hereunder which results in material harm to the Employers and which is not cured by Employee within 20 days of written notice thereof from the Employers (which notice shall specify that such notice is being delivered for purposes of this Section 3(c)(iv)), (v) material violation of any of the Policies that results in material injury to one or both of the Employers or (vi) conviction or pleading guilty or nolo contendere to any felony charge.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause pursuant to clauses (i) through (v) of this Section 3(c) unless and until there shall have been delivered to Employee a copy of a good faith determination signed by the Chief Executive Officer of Reis at the written direction of the Board (after reasonable notice to Employee and an opportunity for Employee, together with counsel of Employee’s choosing, to be heard before the

Chief Executive Officer and the Board not less than 10 days after the giving of such notice), finding that in the good faith opinion of the Chief Executive Officer and the Board, Employee conducted himself as set forth above in clauses (i) through (v) of this Section 3(c) and specifying the particulars of such conduct in detail.  Notwithstanding anything contained in this Agreement to the contrary, Employee’s failure to perform his duties or fulfill his obligations under this Agreement after receiving a notice of termination shall not constitute proper Cause for purposes of this Agreement.

(d) Change of Control.

(i) In the event there is a termination by the Employers without Cause or a termination by Employee for Good Reason, upon or within the one-year period following a Change of Control (the “Change of Control Period”), Employee shall be entitled to payment under Section 4(d).

(ii) For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following after the Effective Date, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions: (A) individuals who as of the Effective Date constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors as of the Effective Date (either by a specific vote of such directors or by the approval of Reis’s proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be approved (solely for purposes of this Section 3(d)(ii)); or (B) the sale, transfer or other disposition of all or substantially all of the assets of either of the Employers (other than to a wholly owned direct or indirect subsidiary of either of the Employers or a benefit plan of either of the Employers); or (C) any person or entity or group of affiliated persons or entities (other than Employee, Jonathan Garfield, Lloyd Lynford or a group including any of them) acquiring beneficial ownership (as that term is used in Rules 13d-3, 13d-5 or 16a-1 under the Securities Exchange Act of 1934, as amended, whether or not applicable) of 30% or more of the shares of capital stock or other equity of either of the Employers, having by the terms thereof voting power to elect the members of the Board (in the case of Reis only), or, convertible into shares of such capital stock or other equity of either of the Employers (collectively, “Voting Shares”), as the case may be; or (D) the stockholders or members of either of the Employers adopting a plan of liquidation providing for the distribution of all or substantially all of either of the Employers’ assets or approving the dissolution of either of the Employers; or (E) the merger, consolidation, or reorganization of either of the Employers or any similar transaction which results in (1) the beneficial owners of the Voting Shares of either of the Employers immediately prior to such merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board or directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or (2) any person or entity or group of affiliated persons or entities

(other than Employee, Jonathan Garfield, Lloyd Lynford or a group including any of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, representing 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.

(iii) For purposes of this Agreement, “comparable employment” (as defined in Section 3(e) below) must be offered by the successor entity within 15 calendar days after the event resulting in the Change of Control.  Notwithstanding anything herein to the contrary, if the Change of Control occurs within the 16-calendar day period prior to the third anniversary of the Effective Date, then the Employment Period shall be extended until the sixteenth calendar day following the third anniversary of the Effective Date.

(iv) Notwithstanding anything herein to the contrary, if Employee’s employment is terminated within the twelve months prior to a Change of Control and Employee reasonably demonstrates that such termination:  (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then for all purposes of this Agreement, the date of a Change of Control with respect to Employee shall mean the date immediately prior to the date of such termination of employment, and Employee shall be entitled to the payments under Section 4(d), net of any other payments separately made or payable to Employee pursuant to any other provision of Section 4.

(e) Good Reason.  Employee may terminate the Employment Period at any time for Good Reason, provided, however, that Employee must assert any termination for Good Reason by written notice to the Company no later than 40 days following the date on which arises the event or events giving Employee the right to assert such a termination (which notice shall specify that it is being delivered under this Section 3(e)), and the Employers must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition.  For purposes of this Agreement, “Good Reason” means the occurrence of one of the following, unless cured by the Employers as described herein:  (i) a material diminution in Employee’s duties or responsibilities for either of the Employers, or a material demotion of Employee; (ii) either of the Employers’ material breach of this Agreement; or (iii) Employee’s being required to report to an office to work on a regular basis at a location outside of Manhattan, Northern New Jersey or outside a 50-mile radius from the  address of Employee set forth in the personnel records of the Employers at the Effective Date, as long as the location is not east of the Hudson River, other than Manhattan.  In the event of a Change of Control, Good Reason shall also include any deviation from comparable employment, subject to the notice and cure provisions in the first sentence of this Section 3(e).  For purposes of this Agreement, Employee shall be deemed to have received an offer of “comparable employment” if he receives an offer to continue his employment for at least the balance of the term covered by this Agreement, and he remains the CFO of a publicly-traded company pursuant to which Employee would perform the same type of duties he had been performing under this Agreement for both Employers, at a salary, Target Bonus not less than that provided for in Section 2(a) and (b) hereof and the employment is at a physical location that is located in Manhattan, Northern New Jersey or within a 50-mile radius from the address of Employee set forth in the personnel records of the

Employers at the Effective Date, as long as the location is not east of the Hudson River, other than Manhattan.

(f ) Termination of the Employment Period Other Than for Death, Disability, Cause, Change of Control or Good Reason.  The Employers may terminate Employee’s employment at any time, for any or no reason, effective upon not less than 30 days prior written notice.  Employee may terminate his employment, or resign, from the Employers at any time, for any or no reason, effective upon not less than 30 days prior written notice.

4. Obligations of the Employers Upon Termination of the Employment Period.

(a) Termination Pursuant to Section 3(a) (Death).  In the event that the Employment Period terminates pursuant to Section 3(a), no further compensation shall be paid to Employee following the effective date of termination, provided that:

(i) within 35 days of the effective date of termination, the Employers shall pay to Employee’s estate or other beneficiary(ies), as applicable, a lump sum cash payment equal to the sum of (A) Employee’s Gross Annual Base Salary through the effective date of termination to the extent not theretofore paid, (B) any accrued vacation pay to the extent not theretofore paid, (C) subject to Section 6, all business expenses which were incurred by Employee prior to or as of the effective date of termination but not yet reimbursed by the Employers and (D) the Annual Bonus payable for each year preceding the year during which termination occurs, to the extent not theretofore paid (the aggregate amounts set forth in clauses (A), (B), (C) and (D) above, collectively the “Accrued Obligations”);

(ii) within 35 days of the effective date of termination, the Employers shall pay to Employee’s estate or other beneficiary(ies), as applicable, a lump sum cash payment of a pro rata portion of the Target Bonus (as in effect on the effective date of termination) that Employee would have been eligible to receive pursuant to Section 2(b) for the fiscal year in which the effective date of termination occurs, based upon the percentage of the fiscal year that shall have elapsed through the effective date of termination (the “Pro Rata Bonus”);

(iii) for 9 months following the effective date of termination, the Employers will reimburse Employee’s spouse and eligible dependents on a monthly basis (within 30 days of the cost being incurred) for the cost (on a grossed-up basis) of maintaining health benefits (including medical insurance, prescription coverage and dental) for Employee’s spouse and eligible dependents under a group health plan of the Employers, provided that (A) Employee’s spouse and/or legal guardian for Employee’s eligible dependents timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (B) Employee’s spouse and/or legal guardian for Employee’s eligible dependents makes a monthly payment to the Employers in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage.  Employee and the Employers acknowledge that this coverage will count towards the Employers’ and such group health plan’s obligation to provide Employee’s spouse and eligible dependents with the right to continuation coverage pursuant to COBRA and that Employee’s spouse and/or eligible dependents will be able to continue such coverage at their own expense for the balance of the period provided under COBRA (for the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits); and

(iv) as of the effective date of termination, all of Employee’s outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable (and with all stock options remaining exercisable for three years following Employee’s termination date (but no later than the original term)), the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Employee shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards held by Employee shall lapse and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement (all acceleration pursuant to this paragraph, together, the “Equity Acceleration”).

(b) Termination Pursuant to Section 3(b) (Disability).  In the event that the Employment Period is terminated pursuant to Section 3(b), no further compensation shall be paid to Employee following the effective date of termination, provided that:

(i) within 35 days of the effective date of termination, the Employers shall pay to Employee or his legal representative, as applicable, a lump sum cash payment equal to the Accrued Obligations;

(ii) within 35 days of the effective date of termination, the Employers shall pay to Employee or his legal representative, as applicable, a lump sum cash payment equal to the Pro Rata Bonus;

(iii) for 9 months following the effective date of termination, the Employers will reimburse Employee on a monthly basis (within 30 days of the cost being incurred) for the cost (on a grossed-up basis) of maintaining health benefits for Employee (and Employee’s spouse and eligible dependents) under a group health plan of the Employers, provided that (A) Employee timely elects the continuation of group health plan benefits under COBRA and (B) Employee makes a monthly payment to the Employers in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage.  Employee and the Employers acknowledge that this coverage will count towards the Employers’ and such group health plan’s obligation to provide Employee with the right to continuation coverage pursuant to COBRA and that Employee will be able to continue such coverage at Employee’s own expense for the balance of the period provided under COBRA (for the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits) (with the exception of the duration, all such reimbursement payments, gross-ups and related conditions described in this paragraph, the “COBRA Reimbursement”); and

(iv) as of the effective date of termination, Employee shall be entitled to the Equity Acceleration.

(c) Termination Pursuant to Section 3(c) (Cause).  In the event that the Employment Period is terminated pursuant to Section 3(c), no further compensation shall be paid to Employee following the effective date of termination, provided that, within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to the Accrued Obligations.

(d) Termination Pursuant to Section 3(d) (Change of Control).  In the event that the Employment Period is terminated during the Change of Control Period (A) by the Employers for any reason (other than Employee’s death or Disability, or with Cause) or (B) by Employee for Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that:

(i) within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to the Accrued Obligations;

(ii) within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to the Pro Rata Bonus (as in effect on the effective date of termination or, if higher, as in effect immediately prior to any such Change of Control);

(iii) within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to 2 multiplied by the Gross Annual Base Salary (as in effect on the effective date of termination or, if higher, as in effect immediately prior to any such Change of Control);

(iv) for 9 months following the effective date of termination, the Employers will provide Employee with the COBRA Reimbursement on a monthly basis (within 30 days of the cost being incurred) (and, in addition, to the extent Employee remains eligible (provided that Employee may at any time supplement any cost necessary to allow for continued eligibility as provided under the terms of the applicable policy), Employee may continue participation in the Employers’ long-term disability plan on the same basis as provided prior to the termination of Employee’s employment, at his own cost and expense, through the end of the Employment Period, without regard to any earlier termination of employment); and

(v) as of the effective date of termination, Employee shall be entitled to the Equity Acceleration.

(e) Termination by Employee Without Good Reason.  In the event that the Employment Period is terminated by Employee without Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that, within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to the Accrued Obligations.

(f) Termination by the Employers Without Cause or by Employee for Good Reason.  In the event that the Employment Period is terminated (other than during the Change of Control Period) either (A) by the Employers for any reason (other than Employee’s death or Disability, or with Cause) or (B) by Employee for Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that:

(i) within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to the Accrued Obligations;

(ii) within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to the Pro Rata Bonus;

(iii) within 35 days of the effective date of termination, the Employers shall pay to Employee a lump sum cash payment equal to 1.5 multiplied by the Gross Annual Base Salary (as in effect on the effective date of termination);

(iv) for 9 months following the effective date of termination, the Employers will provide Employee with the COBRA Reimbursement on a monthly basis (within 30 days of the cost being incurred) (and, in addition, to the extent Employee remains eligible (provided that Employee may at any time supplement any cost necessary to allow for continued eligibility as provided under the terms of the applicable policy), Employee may continue participation in the Employers’ long-term disability plan on the same basis as provided prior to the termination of Employee’s employment, at his own cost and expense, through the end of the Employment Period, without regard to any earlier termination of employment); and

(v) as of the effective date of termination, Employee shall be entitled to the Equity Acceleration.

(g) Customary Release of Claims.  All payments under this Section 4 shall be conditioned upon Employee’s, or Employee’s estate or other beneficiary(ies), as applicable, execution and delivery within 21 days following Reis’s delivery to Employee for signature of a release (in substantially the form attached hereto as Exhibit A) of any claims he may have against Reis or LLC.  The Employers shall deliver to Employee, or Employee’s estate, the release of claims agreement within five business days of the date of termination of employment.

5. Potential Reductions.

(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Employee (including any payment or benefit received in connection with a Change of Control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Employers will reduce Employee’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (i) any cash severance amounts derived based upon the Gross Annual Base Salary; (ii) any cash severance amounts derived based upon the Pro Rata Bonus; (iii) any COBRA Reimbursement or other reimbursement of health benefits; and (iv) any Equity Acceleration or other acceleration of outstanding equity awards (the payments and benefits set forth in clauses (i) through (iv) of this Section 5(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (y) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (z) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Employers’ independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) At the time that payments are made under this Agreement, the Employers shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Employers received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  If Employee objects to the Employers’ calculations, the Employers shall pay to Employee such portion of the Potential Payments (up to 100% thereof) as Employee determines is necessary to result in the proper application of this Section 5.  All determinations required by this Section 5 (or requested by either Employee or the Employers in connection with this Section 5) shall be at the expense of the Employers.  The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.

6. Reimbursement of Expenses.  The applicable Employer shall reimburse Employee for any and all reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, travel and entertainment, cell phone and data plans, subject to the presentment of appropriate vouchers in accordance with the applicable Employer’s normal policies for expense verification and subject to Section 22.

7. No Mitigation; No Offset.  All amounts paid or due Employee under Section 4 shall be paid without regard to whether Employee has taken or takes actions to mitigate damages.  Employee shall be under no obligation to seek other employment.  Accordingly, there shall be no offset against amounts due to Employee under this Agreement, or otherwise, on account of any remuneration attributable to any subsequent employment that he may obtain or on account of any claim that either of the Employers may have against him.  The Employers’ obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employers may have against Employee or others.

8. Ownership of Materials.  All records, materials, lists, files, manuals, tapes and all other written or recorded data and information in whatever form that are made available to Employee by the Employers or used in connection with his employment hereunder (“Materials”) are and shall remain the sole property of the Employers.  As soon as practicable following the voluntary or involuntary termination of Employee’s employment hereunder, Employee shall return or cause to be returned to the Employers Materials in Employee’s possession and/or under his control.  Upon termination of employment for any reason, Employee shall have the right to remove or have delivered promptly to Employee or Employee’s estate all of his documents, materials and effects of a personal nature or use or not primarily related to the Employers’ business and shall include contact or rolodex information.

9. Covenant Not to Compete; Covenant Not to Solicit; Confidentiality.  Employee expressly recognizes and acknowledges that:

(a) The Employers have developed and established a valuable and extensive clientele for their real estate information reporting services.

(b) The Employers’ business connections and clients have been established and maintained at great expense and are of great value to the Employers.

(c) Employee has and will become familiar with and possessed of the manner, method, secrets, and confidential and proprietary information pertaining to the Employers’ business methods and the business requirements and needs of their clients (collectively, “Confidential Information”).

(d) By virtue of this Agreement and predecessor agreements, Employee has and will become personally acquainted with the clients, business methods, and trade secrets of the Employers.

(e) In recognition and in consideration of the foregoing, Employee expressly covenants and agrees as follows:

(i) During the Employment Period and continuing until the Client Non-Solicitation Termination Date (as defined below), Employee shall not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, solicit for the benefit of a Competitive Business (as defined below), divert, take away, or attempt to take away, any of the Employers’ clients or the business or patronage of any such clients.  For purposes of applying this provision after the termination or expiration of the Employment Period, “clients” shall mean any person or entity to whom the Employers provided their services within six months prior to such effective date of termination or expiration.

(ii) During the Employment Period and continuing until the Employee Non-Solicitation Termination Date (as defined below), Employee shall not in any way, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, solicit, entice, hire, employ, or endeavor to employ, any of the Employers’ employees.  For purposes of applying this provision after the termination or expiration of the Employment Period, “employees” shall mean any person employed by the Employers within six months prior to such effective date of termination or expiration.

(iii) During the Employment Period and continuing until the Non-Competition Termination Date (as defined below), Employee shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity: (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account; or (iii) become associated with or own an interest in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided that so long as Employee is not otherwise in breach hereof, following his termination of employment, Employee’s entering into the employ of or rendering any services to an entity that engages in a Competitive Business that generated less than 20% of such entity’s aggregate annual gross revenues from such Competitive Business (calculated as an average of the three most recently completed fiscal years of such entity immediately prior to Employee’s commencement of employment by or rendering services to such entity) shall not, in and of itself, be deemed a breach hereof so long as Employee is not rendering any services with respect to and has no direct or indirect involvement with such Competitive Business.  For purposes of this Agreement, “Competitive Business” means (1) the business of developing data, analysis or forecasts pertaining to the construction, absorption, occupancy, rents, sales prices, automated valuation, or automated credit risk analysis for United States commercial office, industrial, retail, multi-family, hotel or other properties or real estate markets including, without limitation, hotel properties and (2) each other business in which the Employers are engaged during the Employment Period.  For informational purposes only and not for the purpose of construing or restricting the scope of the term “Competitive Business,” the parties hereto hereby agree that the following companies and/or their respective affiliates are currently engaged in a Competitive Business:  Capmark Financial Group Inc., CoStar Group Inc. (including Property & Portfolio Research, Inc. and LoopNet, Inc.), Moody’s KMV, Real Capital Analytics Inc. and CBRE Econometric Advisors.  Mere passive ownership of stock representing 2% or less of the capital stock of a publicly held company shall not be deemed to constitute participation in a Competitive Business.

(iv) During the Employment Period and thereafter, Employee shall not divulge to others or use for his own benefit, or assist others in using such information for their benefit, any Confidential Information obtained prior to or after the date hereof from the Employers by virtue of the relationship created hereunder or otherwise, unless such Confidential Information is or becomes generally available to the public (other than by reason of Employee’s breach of this Section 9(e)(iv)) and except in connection with (A) the performance of Employee’s duties hereunder, (B) enforcement of Employee’s rights under this Agreement or (C) as required by law.

(v) Employee acknowledges that damages resulting from the breach of the provisions of this Section 9(e) may be difficult to calculate.  In the event of a breach or threatened breach by Employee of the provisions of this Section 9(e), the Employers shall be entitled to apply to any court of competent jurisdiction for an injunction against such breach, actual or threatened.  Notwithstanding the foregoing, the Employers shall at all times retain their right to recover from Employee, or any other person or entity that may be held liable, their damages resulting from such breach.

(f) For purposes of this Agreement, (i) “Client Non-Solicitation Termination Date” shall mean the date that is eighteen months after Employee’s employment ends for any reason,

(ii) “Employee Non-Solicitation Termination Date” shall mean the date that is one year after Employee’s employment ends for any reason and (iii) “Non-Competition Termination Date” shall mean the date that is one year after Employee’s employment ends for any reason.

(g)           Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law.  Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit or other action alleging retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret in the court proceeding or other action, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This paragraph will govern to the extent it may conflict with any other provision of this Agreement.

10. Proprietary Rights.

(a) For purposes of this Agreement, “Works” shall mean intellectual property and proprietary rights, including without limitation, ideas, designs, concepts, techniques, inventions, discoveries and works of authorship, whether or not patentable or protectable by copyright or as a mask work, and whether or not reduced to practice, including, without limitation, devices, processes, trade secrets, formulas, techniques, compositions of matter, computer software programs, mask works and methods, together with any improvements thereon or thereto, derivative works made therefrom and know how related thereto.

(b) Employee hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by Employee or jointly with others, either during or after his term of employment with the Employers, if such Works are (i) made through the use of any of the Confidential Information or any of the Employers’ equipment, facilities, supplies or time, or (ii) result from any work performed by Employee for either Employer, or (iii) relate to either Employer’s present or prospective business and/or activities, or (iv) either Employer’s actual or demonstrably anticipated research and development during such term of engagement, shall belong exclusively to the Employers and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression.  Without limiting the forgoing, Employee agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Employers shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, Employee hereby irrevocably assigns and transfers to the Employers the entire right, title and interest, domestic and foreign, of Employee in and to such Works.  Employers shall have the right to obtain and to hold in their own names, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  Employee agrees to give Employers, and any person designated by Employers, any assistance Employers deem necessary or appropriate to perfect the rights defined in this Section 10.

(c) Employee will promptly disclose in writing (which may be by e-mail) to the Chief Executive Officer or President of Reis or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by Employee or jointly with others, in connection with the business of either Employer either (i) during the term of his employment with the Employers, whether or not Employee believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of his employment, or (ii) after the termination of employment, if such Work is made through the use of Confidential Information or any equipment, facilities, supplies or time of either Employer, or results from any work performed by Employee for either Employer.

(d) Employee agrees to (i) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Employers and shall remain the sole property of the Employers; and (ii) assist each Employer, both during and subsequent to his employment with the Employers, in obtaining and enforcing for each Employer’s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by Employee (in whole or in part), the rights to which belong to or have been assigned to the Employers pursuant to this Agreement. Upon request, Employee will execute all applications, assignments, instruments and papers and perform all acts that either Employer or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of each Employer therein. Employers jointly and severally agree to bear all expenses which they cause to be incurred by Employee in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.

(e) Employee understands that utilization of the Works is in the sole discretion of Employers, and that neither Employer is obligated to develop, market or otherwise use any device or product.

11. Breach of Certain Provisions.

(a) If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 9 or 10, the Employers shall have the right and remedy: (i) to have the provisions of this Agreement specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such provisions, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Employers and that money damages will not provide an adequate remedy to the Employers; (ii) to have any court of competent jurisdiction require Employee to account for and pay over to the Employers all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Employee as the result of any transaction constituting a breach of any of the provisions of Section 9 or 10 and Employee hereby agrees to comply with any order by such court to account for and pay over such Benefits to the Employers; and (iii) to immediately terminate this Agreement for Cause pursuant to Section 3(c).

(b) Each of the rights and remedies enumerated in this Section 11 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employers under law or equity.

12. Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all other parties (except that Employee’s rights to payments hereunder may be transferred by will or the laws of descent or distribution without any such prior written consent).  Each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or purchaser of all or substantially all of the business and/or assets of such Employer to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that such Employer would be required to perform it if no such succession had taken place.  Failure of such Employer to obtain and deliver to Employee such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession or purchase becomes effective shall be deemed the date of termination.  As used in this Agreement, “Employers” shall mean the Employers as hereinbefore defined and any successors and/or assigns to its business and/or all or substantially all of its assets.  In the event of Employee’s death while any payment, benefit or entitlement is due to Employee hereunder, such payment, benefit or entitlement shall be paid or provided to Employee’s designated beneficiaries, or if there are no such beneficiaries, to Employee’s estate.

13. Representations.  Employee represents and warrants to both Employers that (a) the execution, delivery, and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under any provision of any agreement of understanding to which Employee is a party or by which Employee may be bound or affected and (b) this Agreement is the legal, valid and binding obligation of Employee, enforceable against him in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors). Each of the Employers represents and warrants to Employee that the execution, delivery, and performance of this Agreement by the Employers does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under any provision of any agreement or understanding to which either of the Employers, or, to the best knowledge of each of the Employers, any of the Employers’ affiliates is a party or by which either of the Employers, or, to the best knowledge of each of the Employers, any of the Employers’ affiliates may be bound or affected. Each of the Employers further represents and warrants to Employee that (i) it has full power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by such Employer has been duly authorized by all necessary corporate or limited liability company actions, as applicable, and (iii) this Agreement is the legal, valid and binding obligation of each of the Employers, enforceable against it in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors).

14. Survival.  The obligations of Employee and Employers under this Agreement which by their nature may require either partial or total performance after the expiration of the Employment Period (including without limitation those under Sections 2(c), 4, 9, 10, 15, 24 and 26) will survive any termination or expiration of this Agreement.

15. Indemnification; Insurance.

(a) To the fullest extent authorized by applicable law, the Employers shall jointly and severally indemnify and hold harmless Employee from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee was or is a director, officer, manager or employee of the Employers, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, manager or employee while serving as a director, officer, manager or employee.  The right to indemnification hereunder shall include the right to be paid by the Employers the expenses (including reasonable attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that such advance shall be made to Employee only upon delivery to the Employers of an undertaking by Employee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Employee is not entitled to indemnification and to such advancement under this Section 15 or otherwise.  For avoidance of doubt, the rights of Employee under this Section 15 shall survive the termination or expiration of this Agreement.

(b) The Employers shall pay all legal fees and related expenses (including, without limitation, the costs of experts, evidence and counsel) reasonably incurred by Employee as they become due as a result of (i) the termination of Employee’s employment (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Employers under which Employee is or may be entitled to receive benefits, (iii) Employee’s hearing before the Chief Executive Officer of Reis and/or the Board as contemplated in Section 3(c) or (iv) any action taken by the Employers against Employee.  The Employers’ obligations under this paragraph shall apply without regard to the outcome of any such contest or dispute.  Notwithstanding the foregoing, the Employee shall be required to reimburse the Employer (without interest) for any payments made to the Employee under this Section 15(b) only if (i) the circumstances underlying the contest or dispute (A) arose or existed prior to a Change of Control and (B) do not relate in any way to and were not in connection with a transaction or series of transactions which, if consummated, would result in a Change of Control and (ii) after a final nonappealable judgment on the merits, the Employee has not prevailed on any material claim with respect to such contest or dispute.

(c) Reis shall continue to maintain Employee as a named beneficiary under any liability insurance policies maintained for directors and/or officers of Reis and its subsidiaries for so long as Employee shall remain an officer of either Employer.  In addition, Employee shall become, and continue as, a named beneficiary under any liability insurance policies maintained by either Employer after a Change of Control for persons who were directors or officers prior to a Change of Control to the extent they provide coverage for events prior to the Change of Control.  The Employers agree to maintain the coverages referred to above unless, in each case, any modification in indemnification and insurance coverage applies uniformly to all officers and directors of the relevant Employer, as the case may be.

16. Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, or amplify the provisions hereof.

17. Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered when actually received or, if mailed, whether or not actually received, five days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the following address or at such other address as such party may designate by notice (except that notice of a change of address shall be effective only upon receipt):

To the Employers:	Reis, Inc.
530 Fifth Avenue, 5th Floor
New York, NY 10036
Attention: Chief Executive Officer

To the Employee:	The most recent address of Employee set forth in the personnel records of the Employers.

with a copy to:	Christopher M. Bartoli
Baker & McKenzie LLP
300 E. Randolph Street, Suite 5000
Chicago, IL 60601

18. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.  Any such invalid, illegal or unenforceable provision shall be replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable (but without expanding the time period or the scope of any restriction in Section 9).

19. Entire Agreement; Amendments.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof (including, without limitation, the Prior Agreement, which is superseded as of the Effective Date (for avoidance of doubt, without limiting or otherwise affecting the validity of any transactions previously consummated pursuant thereto, including without limitation the grant of the Initial Units (as defined in the Prior Agreement) or any other incentive awards to Employee)).  This Agreement may be amended only by an instrument in writing duly executed by an officer of the Employers and by Employee.  In the event of a conflict between any provision of this Agreement and any other provision of any plan, program, policy, arrangement or other agreement of the Employers, the provisions of this Agreement, to the extent more favorable to Employee, shall apply.

20. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement, with the same effect as if the signatures upon such counterparts were upon the same instrument.

21. Governing Law.  This Agreement shall be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof (except that indemnification obligations owed to Employee in his capacity as an officer, director, manager or employee of either of the Employers shall be governed by Maryland law).  The parties agree that the state and federal courts located in the State of New York shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

22. Compliance With Section 409A.

(a) The parties intend that any amounts payable under this Agreement, and the Employers’ and Employee’s exercise of authority or discretion hereunder comply with the provisions of Section 409A so as not to subject Employee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A.  The Employers shall administer this Agreement in compliance with Section 409A.  In furtherance thereof, to the extent that any provision hereof would result in Employee being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interests or penalties on Employee in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any party, and thereafter the parties will interpret its provisions in a manner that complies with Section 409A.

(b) Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Employers consistent with Section 409A) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”), in each case, during the six-month period immediately following Employee’s separation from service (such period, the “Delay Period”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death (the applicable date, the “Permissible Payment Date”).  The Employers will also reimburse Employee for the after-tax cost incurred by Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”), with any gross-up payment being paid to Employee promptly but in no event later than the end of Employee’s taxable year immediately following the year in which this gross-up payment is due.

(c) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit constitutes “deferred compensation” under Section 409A or is required to be included in Employee’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) shall be reimbursed by the Employers no later than December 31st of the year following the year in which Employee incurs the related expenses.  In no event shall the reimbursements or in-kind benefits to be provided by the Employers in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d) Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein the contrary, the date on which such separation from service takes place shall be the termination date.

(f) Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Employer, and Employee shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.

(g)           The payment of any compensation or benefit that is subject to the requirements of Section 409A may not be accelerated except to the extent permitted by Section 409A.

23. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver of this Agreement to be effective must be in writing specifically referencing the provision being waived and signed by the party against whom the waiver is being enforced.

24. Grantor Trust.  If Employee’s employment terminates pursuant to Section 3(d), then the Employers shall deposit any and all cash amounts payable or shares (or cash proceeds thereof) deliverable to Employee under Section 4(d) (including any amount due if a Delayed Payment would result in the payment being made after any such Change of Control, as well as any estimated Delayed Payments and estimated Additional Delayed Payments) into an irrevocable grantor trust established pursuant to a trust agreement approved by the Board in good faith (the “Grantor Trust”) not later than the 10th business day following Employee’s termination date.  From and after such time until the payment of all amounts from the Grantor Trust, the Employers shall deposit additional amounts into the Grantor Trust on a monthly basis equal to the interest accrued on the cash amounts contained therein (including the interest paid previously) at the United States five-year treasury rate, and the amounts and property held in the Grantor Trust shall be paid/delivered to Employee in accordance with the terms of the Grantor Trust on the payment/delivery dates specified in Section 4(d) or, if required by Section 22, on the Permissible Payment Date.

25. Withholding Taxes.  The Employers may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as may be required to be withheld pursuant to any applicable law or regulation.

26. Cooperation. During and subsequent to expiration of the term of this Agreement, Employee will cooperate with the Employers, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during Employee’s employment, that in any way relates to the business or operations of the Employers or any of their parents or subsidiary corporations or affiliates, or of which Employee may have any knowledge or involvement; and will consult with and provide information to the Employers and their representatives concerning such matters. Subsequent to the term of this Agreement, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Employee may then be engaged. If the Employers require Employee to travel outside the metropolitan area in the United States where Employee then resides to provide any testimony or otherwise provide any such assistance, then the Employers will reimburse Employee for any reasonable, ordinary, and necessary travel and lodging expenses incurred by Employee to do so provided Employee submits all documentation required under the Employers’ standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Employers to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring Employee to provide any testimony, sworn statement, declaration or affidavit that is not complete and truthful.

27. Acknowledgement and Interpretation. Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants set forth in Section 9 are reasonable in geographical and temporal scope and in all other respects. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties agree that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby to the maximum extent enforceable by law. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date(s) written below, but effective as of the Effective Date set forth above.

REIS, INC.

By:	/s/ Lloyd Lynford
	Name:	Lloyd Lynford
	Title:	Chief Executive Officer & President
	Date:	June 17, 2016

REIS SERVICES, LLC

By:	/s/ Lloyd Lynford
	Name:	Lloyd Lynford
	Title:	President
	Date:	June 17, 2016

/s/ Mark P. Cantaluppi
Mark P. Cantaluppi
Date: June 17, 2016

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (this “Agreement”) is made and entered into among Mark P. Cantaluppi (the “Employee”), Reis, Inc., a Maryland corporation (“Reis”) and Reis Services, LLC, a Maryland limited liability company and wholly-owned subsidiary of Reis (“Reis Services”, and collectively with Reis, the “Company”).  Reis and Reis Services are executing this Agreement on behalf of their respective divisions, subsidiaries and affiliates and each of their predecessors, successors and assigns.

WHEREAS, the Employee’s employment pursuant to the Employment Agreement between the Employee and the Company, effective as of July 1, 2016 (the “Employment Agreement”), terminated effective ______________________ (the “Termination Date”); and

WHEREAS, in connection with such termination of employment and pursuant to the Employment Agreement, the Employee and the Company have agreed to execute this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Employee and the Company (collectively, the “Parties” and each, a “Party”) agree as follows:

1. Termination of Employment:  The Employee’s employment with the Company, and any subsidiaries of the Company, terminated on the Termination Date.  Notwithstanding anything herein to the contrary, the Company warrants that the Employee’s (a) prior service as an employee and/or officer of the Company and any subsidiaries or affiliates of the Company and (b) prior and future service as a manager and/or director of the Company and any subsidiaries or affiliates of the Company, will be covered by the Company’s indemnities and insurance, as set forth in the Employment Agreement.

2. Releases:

(a) Employee Claims:

(i) In consideration for the Company’s commitment to provide the severance benefits contemplated by Section 4(f) of the Employment Agreement, the Employee releases and discharges the Company, any parent, divisions, subsidiaries and affiliates and their current and former owners, managers, officers, directors, shareholders, agents and employees (whether acting as representatives of the Company or in their individual capacities), and each of their predecessors, successors, and assigns (the “Company Released Parties”), from any and all claims and causes of action (except for the commitments set forth in this Agreement and the obligations under the Employment Agreement which by their nature may require either partial or total performance after the expiration of the Employment Agreement (including, without limitation, those under Sections 2(c), 4, 5, 15 and 24 of the Employment Agreement)) arising out of or related to the Employee’s employment or separation from employment, including, but not limited to, the General Claims (as defined below), that the Employee, his heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement;

Exhibit A

provided that such claims or causes of action shall be released and discharged by the Employee only to the extent that they arose solely in the Employee’s capacity as an employee of the Company or any subsidiaries or affiliates of the Company (and, for the avoidance of doubt, in no event shall any claim or cause of action be released or discharged by the Employee that arose in connection with the Employee’s role as a director, manager and/or shareholder of the Company or any subsidiaries or affiliates of the Company) (collectively, “Employee Claims”).

(ii) For purposes of this Agreement, “General Claims” means any claims for back wages, bonuses, severance pay, vacation pay, holiday pay, or any other pay or benefits including, but not limited to, benefits under the Employee Retirement Income Security Act of 1974 (except for vested benefits, which are not affected by this Agreement), sexual or other harassment, or discrimination or retaliation based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition or disability (as defined by the Americans with Disabilities Act, or any other state or local law), age, or any other unlawful discrimination or retaliation (under the Americans with Disabilities Act, Age Discrimination in Employment Act, 29 USC § 621 et. seq., as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, the New York Labor Law, § 1 et. seq., Article 1, Section 11 of the New York State Constitution, the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., and the New York Civil Rights Law, Civ. R. L. § 40-c, subd. 2 or any other federal, state or local laws), tort, breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, and for attorneys’ fees, costs, disbursements or the like.

(iii) The release of Employee Claims made by the Employee in this Agreement does not apply to Employee Claims that arise after the date this Agreement is executed, nor is it intended to waive or release an Employee Claim under the Older Workers Benefit Protection Act that challenges the validity of the release of any ADEA Employee Claim.  To the extent they are actually known to him as of the date of this Agreement, the Employee certifies that, as of the date of this Agreement, he has reported all accidents, injuries or illnesses relating to or arising from his employment with the Company.

(b) Company Claims:  In consideration for the Employee’s commitment to the various arrangements described herein, the Company, for itself and on behalf of each Company Released Party, releases and discharges the Employee and his heirs, executors, administrators, successors and assigns from any and all claims and causes of action (except for the commitments set forth in this Agreement and the obligations under the Employment Agreement which by their nature may require either partial or total performance after the expiration of the Employment Agreement (including, without limitation, those under Sections 9, 10, 11 and 26 of the Employment Agreement)) arising out of or related to the Employee’s service or separation from service (including, but not limited to, the Employee’s service as an employee, officer, director and/or manager of the Company or any subsidiaries or affiliates of the Company) or the Employee’s role as a shareholder of the Company or any subsidiaries or affiliates of the Company, including, but not limited to, any claims relating to the General Claims, that any Company Released Party now has, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement (collectively,

Exhibit A

“Company Claims”).  The release of Company Claims made by Company Released Parties does not apply to Company Claims that arise after the date this Agreement is executed.

3. No Filings:

(a) The Employee further agrees, represents, warrants, promises and covenants that neither he, nor any person, organization, or other entity acting on his behalf, has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against any Company Released Party with any federal, state or local court or any administrative, regulatory or arbitration agency or body, involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are subject of this Agreement (other than an action (i) to enforce the terms hereof or the applicable terms of the Employment Agreement or (ii) the subject matter of which does not constitute an Employee Claim).  The Employee further agrees that he will not personally recover monies for filing any charge or complaint against any of the Company Released Parties with any federal, state or local agency regarding his employment with or separation from the Company in the future (other than an action (A) to enforce the terms hereof or the applicable terms of the Employment Agreement or (B) the subject matter of which does not constitute an Employee Claim).

(b) The Company, on its behalf and on behalf of all Company Released Parties, further agrees, represents, warrants, promises and covenants that no Company Released Party, nor any person, organization, or other entity acting on his, her or its behalf, has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against the Employee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, involving any matter occurring in the past up to the date of this Agreement, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are subject of this Agreement (other than an action (i) to enforce the terms hereof or the applicable terms of the Employment Agreement or (ii) the subject matter of which does not constitute a Company Claim).

4. No Admission of Liability:  Neither this Agreement, nor anything contained herein, shall be construed as an admission or concession by the Company or the Employee that it or he has in any respect violated or abridged any federal, state or local law or any right or obligation that it or he may owe or may have owed to the other Party or engaged in any wrongdoing or illegal or actionable acts or omissions.  No final findings or final judgments have been made and neither Party purports, or will claim, to be a prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for enforcement or breach of the terms contained herein.

5. Statements:

(a) The Company and the Employee agree that in consideration of the other commitments in this Agreement, and except as shall be required by law, (i) except to the extent necessary to enforce this Agreement or the applicable portions of the Employment Agreement, each Party shall keep confidential and not disclose orally or in writing directly or indirectly to any person (except such Party’s family members, attorneys, accountants and other agents or

Exhibit A

advisors), any and all information concerning any facts, claims or assertions relating or referring to any experiences of the Employee or treatment the Employee received by or on behalf of the Company through the date of this Agreement (in each case, solely in respect of the Employee’s capacity as an employee of the Company or any subsidiaries or affiliates of the Company), which experiences or treatment could have provided a factual or legal basis for (A) a Company Claim or (B) an Employee Claim, as respectively applicable, in any action or proceeding before any court or administrative or arbitral body, and (ii) the Company and the Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the other Party, or make or solicit any comments, statements, or the like to the media or to others that are derogatory or detrimental to the good name or business reputation of the other Party; provided that this Section 5(a) shall not restrict in any manner or to any degree, the Employee in his capacity or in connection in any respect with his role as a director, manager and/or shareholder of the Company or any subsidiary or affiliate of the Company.

(b) Consistent with applicable law, the Company shall afford the Employee the right and a reasonable amount of time to review and comment on any public filings and statements that will include a reference to the Employee, and the Company shall, consistent with applicable legal requirements, make any revisions to such references reasonably requested by the Employee.

6. Property and Computer Access:  The Employee represents and warrants that, except as specified below, he has returned, or will return on or prior to the Termination Date, to the Company all property in his possession, including, but not limited to, keys, building and Company identification and access cards and credit cards, files, records, publications, address lists, computers, files, software and other business equipment or information belonging to or relating to the Company or the Company’s business.  All fixtures, property and equipment located in the Employee’s current office are and shall remain the sole property of the Employee.

7. Entire Agreement and Severability:  The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the Parties and evidencing an intent to modify this Agreement.  Except for the Parties’ continuing obligations under the applicable portions of the Employment Agreement, the Parties acknowledge that this Agreement constitutes the entire agreement between them regarding the subjects addressed herein, superseding all prior written and oral agreements.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

8. Voluntary Execution:  The Employee acknowledges that he has carefully read this Agreement and understands all of its terms including the full and final release of Employee Claims set forth herein (subject to Section 15 hereof).  The Employee further acknowledges that he has voluntarily entered into this Agreement; that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein and in the Employment Agreement; that adequate consideration has been received for executing this Agreement and that this document gives him the opportunity and encourages him to have this Agreement reviewed by his attorney and/or tax advisor prior to execution.  The Employee also acknowledges that he has been afforded up to 21 days to consider the release provision contained herein (the “Consideration Period”) and that he has seven days after signing this Agreement to revoke it in writing (the “Rescission Period”).  If

Exhibit A

the Employee signs this Agreement prior to the conclusion of the Consideration Period, the balance of the Consideration Period will be considered waived.  Such revocation must be actually received by the Company within the time period specified in order to be effective.  Accordingly, this Agreement will not be effective or enforceable and no payments required under this Agreement shall be made until the expiration of the Rescission Period, unless otherwise previously scheduled in the normal course of business. This Agreement becomes effective on the 8th day after it is signed by the Employee and is not rescinded (the “Effective Date”), unless the last day of the Rescission Period falls on a Saturday, Sunday or federal holiday.  If the last day of the Consideration Period and/or Rescission Period falls on a Saturday, Sunday or federal holiday, the last day of the applicable period shall be the next business day following the weekend or holiday, and the Effective Date shall be the day following the last day of the Rescission Period.

9. Survival:  The covenants, representations and acknowledgments made by both Parties in this Agreement shall survive the execution of the Agreement, and this Agreement shall inure to the benefit of each Party, and the successors and assigns of each Party.

10. Successors; Binding Agreement:

(a) This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of either Reis or Reis Services to expressly assume and agree in writing to perform this Agreement and the applicable portions of the Employment Agreement in the same manner and to the same extent that Reis or Reis Services, as applicable, would be required to perform them if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement.  As used in this Agreement, references to “Reis,” “Reis Services” or the “Company” shall extend to any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.  Furthermore, each of Reis, Reis Services, and any successor(s) to its or their business and/or assets are jointly and severally liable for all obligations under this Agreement and the applicable portions of the Employment Agreement.

(c) The Employee may assign his right to receive any payments due to him under this Agreement or the applicable portions of the Employment Agreement to an entity owned or controlled by the Employee and/or any member(s) of his family.

11. Notices:  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered to the Party as specified in the Employment Agreement.

12. Governing Law:  This Agreement shall be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof (except that indemnification obligations owed to the Employee in his capacity as an

Exhibit A

employee, officer, director and/or manager of the Company shall be governed by Maryland law).  The Parties agree that the state and federal courts located in the County and State of New York shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the Parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

13. The Employee’s Representations:  The Employee represents and acknowledges that: (a) he has carefully read this Agreement and understands its terms; (b) he has had at least 21 days to consider this Agreement prior to signing it; (c) the Company has advised the Employee to consult with an attorney of his choosing, and the Employee has done so to the extent he desired; and (d) the consideration provided in this Agreement is sufficient to support the releases in this Agreement and includes sufficient additional consideration for the Employee’s release under the ADEA.

14. Expenses:  This Agreement and all contests and disputes arising under or in connection with this Agreement shall be conclusively deemed to be in connection with, arising under, and otherwise sufficiently related to the Employment Agreement, such that the Employee shall be entitled to reimbursement from the Company in the manner described in Section 15(b) of the Employment Agreement for any contest or dispute arising under or in connection with this Agreement.

15. Claims Not Released; No Restriction:  Notwithstanding anything herein to the contrary, nothing in this Agreement purports to or shall (a) release or discharge any Company Claim or Employee Claim that may not be released or discharged by law, (b) release or discharge any of the Employee’s claims or causes of action that arose in connection with the Employee’s role as a director, manager and/or shareholder of the Company or any subsidiaries or affiliates of the Company, (c) restrict the Employee in any manner or to any degree in his capacity or in connection in any respect with his role as a director, manager and/or shareholder of the Company or any subsidiary or affiliate of the Company or (d) release or discharge any Company Claim that arose in connection with the Employee’s role as a director, manager and/or shareholder of the Company or any subsidiaries or affiliates of the Company, to the extent that (i) the Employee brings a claim against the Company in respect of the Employee’s role as a director, manager and/or shareholder of the Company or any subsidiaries or affiliates of the Company (a “Non-Employee Claim”), and (ii) such Company Claim is raised as a direct counterclaim, defense or offset to such Non-Employee Claim.

[signature page to follow]

Exhibit A

IN WITNESS WHEREOF, the Parties hereto evidence their agreement by their signatures.

REIS, INC.

By:
Name:
Title:
Date:

REIS SERVICES, LLC

By:
Name:
Title:
Date:

Mark P. Cantaluppi
Date:

Exhibit A